Exhibit 99.2

Virtuix Brings AI-Generated Terrain to Defense Training and Simulation with Virtual Terrain Walk

AI-Powered Technique for Rendering 3D Environments Enables Rapid Creation of Photorealistic Virtual Worlds for Defense, Enterprise and
Immersive Gaming Applications

AUSTIN, TX – February 3, 2026 – Virtuix Inc. (NASDAQ: VTIX), a leading developer of full-body virtual reality systems, today highlighted the integration of AI-driven Gaussian splatting technology into its Virtual Terrain Walk (VTW) system for training and simulation in the defense industry. Gaussian splatting is a 3D reconstruction technique that rapidly transforms real-world environments captured with 360-degree cameras into high-fidelity, photorealistic, and navigable 3D worlds.

VTW is a multi-user system designed for simulations where realism, spatial awareness, and physical movement are critical to operational readiness. By incorporating Gaussian splatting with Virtuix’s award-winning omni-directional treadmills, VTW lets soldiers “walk the battlefield before they fight on it.” Users can physically walk, run, and crouch in 360 degrees inside geo-specific virtual environments for ground combat mission planning and rehearsals.

Virtuix released a video that showcases its VTW system and demonstrates how Gaussian splatting reduces the time required to create realistic virtual terrain from weeks or months to hours, enabling faster deployment of immersive simulations. Watch the video here.

“Creating realistic virtual environments has historically been a slow and labor-intensive process,” said Jan Goetgeluk, Chief Executive Officer of Virtuix. “By integrating AI-driven Gaussian splatting into Virtual Terrain Walk, we can now scan real-world locations and quickly turn them into photorealistic virtual spaces that our warfighters can physically explore. This capability meaningfully enhances warfighters’ readiness through immersive simulation.”

VTW supports collaboration across more than 12 stations locally or distributed across geographies for multi-user mission planning and leader rehearsals, with the ability to adjust conditions and layer in enemy forces to simulate realistic combat scenarios.

“I think it’s revolutionary,” said Jay Miseli, a retired U.S. Army Colonel. “The ability to iterate through scenarios and understand how environmental changes affect outcomes can significantly reduce the potential for error on the modern battlefield.”

In December, Virtuix showcased a proof-of-concept of VTW at the I/ITSEC tradeshow, alongside partners Cesium, owned by Bentley Systems, and HTC. The demonstration illustrated how AI-based terrain reconstruction can be combined with Cesium’s geospatial data and immersive virtual reality hardware to support large geo-specific, physically navigable virtual environments.

Virtuix also noted early adoption within defense organizations. Omni One test units have already been purchased by Yokota Air Force Base, the U.S. Air Force Academy, and the U.S. Military Academy at West Point.

Beyond defense, Virtuix sees significant opportunities for this capability in industrial and safety training, real estate visualization, and law enforcement. The company views the integration of AI-driven Gaussian splatting with its omni-directional treadmills as a core element of its long-term growth strategy. Virtuix intends to complement potentially high-volume consumer sales of its Omni One gaming system with high-margin enterprise and defense opportunities, including recurring revenues from software licensing and customized simulation development.

“We believe AI-driven 3D reconstruction is foundational to the future of virtual reality,” Goetgeluk added. “This technology has the potential to deliver the full promise of the VR medium across entertainment, enterprise, and defense applications.”

Nasdaq Listing

On January 27, 2026, Virtuix debuted trading of its Class A ordinary shares on the Global Market tier of The Nasdaq Stock Market LLC under the ticker symbol “VTIX.” The Company’s registration statement on Form S-1 was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on January 22, 2026. A copy of the final prospectus can be obtained via the SEC website at www.sec.gov.

Virtuix has launched a dedicated Investor Relations section on its website at https://investors.virtuix.com, featuring SEC filings, governance information, investor presentations, and an IR calendar. Institutional investors and analysts can schedule a 1x1 meeting with management by emailing VTIX@mzgroup.us or calling Chris Tyson at 949-491-8235.

About Virtuix

Virtuix Inc. (NASDAQ: VTIX) is a leading manufacturer of full-body virtual reality systems for consumer, enterprise, and defense markets. The company’s premier portfolio of “Omni” omni-directional treadmills enables players to walk and run in 360 degrees inside video games and other virtual reality applications. With a commitment to innovation, Virtuix continues to push the boundaries of XR and AI, delivering immersive experiences to users worldwide. For more information, visit virtuix.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as “may, “will, “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions and the completion of the initial public offering on the anticipated terms or at all, and other factors discussed in the “Risk Factors” section of the registration statement filed with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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Company Contact

Lauren Premo
Virtuix Inc.
press@virtuix.com

Investor Relations Contact

Chris Tyson
MZ Group
Direct: 949-491-8235
VTIX@mzgroup.us

VIDEO GOES HERE